Exhibit 99.1

Contacts: Brian Lynch Lauren Scott (760) 931-1771

Varsha Rao Named to Board of Directors of Callaway Golf Company

CARLSBAD, CA, March 15, 2022 /PRNewswire/ Callaway Golf Company (the “Company”) (NYSE:ELY) today announced that it has increased the size of the Company’s Board of Directors (the “Board”) from thirteen to fourteen members, and that Varsha Rao has been appointed to the Board. She will begin serving immediately and will stand for election for a full one-year term at the Company’s 2022 Annual Meeting of Shareholders.

Ms. Rao served as the Chief Executive Officer of Nurx, a leading direct-to-consumer telehealth platform, since April 2019, and was appointed the Head of Nurx following the closing of its merger with Thirty Madison in March 2022. Ms. Rao has also served on the boards of directors at Viasat, Inc., a global satellite telecommunications company, since July 2017, and Social Capital Hedosophia Holdings Corp. VI since October 2021. Prior to her role at Nurx, Ms. Rao served as the Chief Operating Officer of Clover Health, a healthcare technology company, from September 2017 to December 2018. From November 2013 to December 2016, Ms. Rao served as the Head of Global Operations at Airbnb, Inc., a global travel marketplace. Ms. Rao earned a B.A. degree in Mathematics and a B.S. degree in Economics from the University of Pennsylvania, and an M.B.A. degree from the Harvard Business School. She is a Member of the International Advisory Board for the Center for the Advanced Study of India at the University of Pennsylvania.

“We are pleased to have Varsha join our board,” commented John F. Lundgren, Chairman of the Company’s Board of Directors. “We are very impressed with her knowledge and depth of experience, having served as CEO of a tech company and as a board member at another global public company. We are confident that her background and leadership, especially in technology and global operations, will be a great asset for Callaway’s growing business.”

“I look forward to welcoming Varsha to the Callaway team,” said Chip Brewer, the Company’s President and Chief Executive Officer. “Varsha is a highly-experienced consumer internet executive and former founder. As the Company advances more into the tech space with the acquisition of Topgolf, Varsha’s experiences and expertise will provide further valuable insight and help enhance the Company’s already impressive board.”

For more information about the Company or its Board of Directors, visit the Investor Relations section of the Company’s website at http://ir.callawaygolf.com/.

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About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is an unrivaled tech-enabled golf company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.